Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD ANNOUNCES RESULTS OF ANNUAL SHAREHOLDERS’ MEETING

Newport Beach, CA – June 8, 2015 – American Vanguard Corp. (NYSE:AVD) announced the results of its 2015 Annual Shareholders’ Meeting held on June 3, 2015. All three ballot measures that appeared in the Company’s 2015 proxy passed, including (i) re-election of eight nominees (namely, Scott D. Baskin, Lawrence S. Clark, Debra F. Edwards, Morton D. Erlich, Alfred F. Ingulli, John L. Killmer, Eric G. Wintemute, and M. Esmail Zirakparvar) to the Company’s board of directors; (ii) ratification of the appointment of BDO USA LLP as the Company’s independent outside public accounting firm for the year ending December 31, 2015; and (iii) the advisory vote approving the Company’s executive compensation policies and procedures. In addition, at its meeting held on June 4, 2015, the Company’s board of directors chose not to declare a cash dividend.

Eric Wintemute, Chairman and CEO of American Vanguard, stated, “We are pleased with the outcome of our 2015 Annual Shareholders’ Meeting and thank all of you for your continued support and for casting your ballots. Also, having just completed the Hyvar/Krovar and Nemacur acquisitions, we believe that it is in our investors’ best interests that we conserve cash and closely manage working capital as we work through challenging market conditions. For that reason, we have chosen not to declare a cash dividend at this time. We will, of course, revisit this issue next quarter.” Further details of the annual meeting results will appear in the Company’s public filings.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® & Russell 3000® Indexes and the Standard & Poors Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

In its public commentary, the Company may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

Contact Information:
American Vanguard Corporation	The Equity Group Inc.
William A. Kuser, Director of Investor Relations	www.theequitygroup.com
(949) 260-1200	Lena Cati (212) 836-9611
williamk@amvac-chemical.com	Lcati@equityny.com